Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-144026

April 6, 2010

PUBLIC STORAGE

DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 6.875% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES O

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 6.875% Cumulative Preferred Share of Beneficial Interest, Series O

Size:	5,600,000 depositary shares

Over-allotment Option:	840,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-144026

Public Offering Price:	$25.00 per depositary share; $140,000,000 total (not including over-allotment option)

Underwriting Discounts and Commissions:	$0.7875 per share for Retail Orders; $4,291,875 total; and $0.5000 per share for Institutional Orders; $75,000 total

Proceeds to the Company, before expenses:	$135,633,125 total

Estimated Company Expenses:	$100,000, other than underwriting discounts and commissions

Bookrunners:	Banc of America Securities LLC Wells Fargo Securities, LLC

Underwriting:
Number of Firm Shares
Banc of America Securities LLC	2,716,000
Wells Fargo Securities, LLC	2,716,000
Oppenheimer & Co. Inc.	56,000
Raymond James & Associates, Inc.	56,000
RBC Capital Markets Corporation	56,000

Distribution Rights:	6.875% of the liquidation preference per annum; Distributions begin on June 30, 2010

Redemption:	The depositary shares may not be redeemed until on or after April 15, 2015, except in order to preserve our status as a real estate investment trust

Settlement Date:	April 13, 2010 (T+5)

Delivery Date:	April 13, 2010 (T+5)

Selling Concession:	$0.500/depositary share for Retail Orders; $0.300/depositary share for Institutional Orders

Reallowance to other dealers:	$0.450/depositary share

CUSIP Number:	74460D 182

ISIN Number:	US74460D1827

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Banc of America Securities LLC toll-free 1-800-294-1322 or (ii) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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